EX-33.1
(logo) PHH

PHH Mortgage
3000 Leadenhall Road
Mt. Laurel, NJ 08054


REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB
SERVICING CRITERIA

PHH Mortgage Corporation (the "Asserting Party") is responsible for assessing compliance as of December 31, 2008 and for the period from January 1, 2008 through December 31, 2008 (the "Reporting Period") with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria set forth in Section 229.1122(d)(3)(i)(c), (d)(4)(ii),
(d)(4)(xv) and (d)(1)(iii) of the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the transactions covered by this report (the "Applicable Servicing Criteria"). The criteria set forth in Section 229.1122(d)(4)(vii) and (d)(4)(xi) of the CFR are performed by outsource providers on behalf of the Asserting Party; however, the Asserting Party has monitored the outsourcing of these criteria and assumes responsibility for compliance. The transactions covered by this report include all non-agency loan sale agreements executed after January 1, 2006 as well as all re-securitization transactions after January 1, 2006 for which the Asserting Party served as servicer (the "Platform").

The Asserting Party has assessed its compliance with the Servicing Criteria as of December 31, 2008 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Servicing Criteria with respect to the Platform taken as a whole, in all material respects, except for as discussed below:

Standard                        Description
1122(d)(4)(iii)         The Asserting Party has not instituted policies and
                        procedures to ensure any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements. During the year ended December 31, 2008, the Asserting Party could not provide documentation to support that certain removals to asset pools made outside of the timelines established in the applicable transaction agreements were appropriately approved.


1122(d)(4)(x)(B)        The Asserting Party did not pay, or credit, interest on
                        funds held in trust to certain obligors in accordance with state laws.

Deloitte & Touche, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Servicing Criteria for the Reporting Period as set forth in this assertion.


PHH Mortgage Corporation

Date: February 24, 2009

/s/ Mark Danahy
Mark Danahy
President and Chief Executive Officer

/s/ John Erdmann
John Erdmann
Vice President and Chief Accounting Officer

/s/ Martin L. Foster
Martin L. Foster
Senior Vice President - Loan Servicing